Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Nocera, Inc. of our report dated April 15, 2026, relating to the consolidated financial statements of Nocera, Inc. and its subsidiaries as of December 31, 2025 and 2024, and for each of the years ended December 31, 2025 and 2024, appearing in Nocera, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on April 15, 2026, as amended by Amendment No. 1 on Form 10-K/A filed on April 21, 2026.

Our report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the prospectus forming part of this Registration Statement.

/s/ SFAI MALAYSIA PLT

Malaysia

July 8, 2026